EXHIBIT 99.1

News from Xerox Holdings Corporation
Xerox Releases Second-Quarter Results
Reinvention drives revenue stability; Lexmark acquisition advances Reinvention with strengthened core offerings and synergy opportunities

Financial Summary
Q2 2025
•Revenue of $1.58 billion, down 0.1 percent, and 1.1 percent in constant currency.
•GAAP net (loss) of $(106) million, or $(0.87) per share, declined by $124 million or $0.98 per share, year-over-year, respectively.
•Adjusted net (loss) of $(77) million, or $(0.64) per share, declined by $118 million or $0.93 per share, year-over-year, respectively.
•Adjusted operating margin of 3.7 percent, 170 basis points lower year-over-year.
•Operating cash flow of $(11) million, lower by $134 million year-over-year.
•Free cash flow of $(30) million, lower by $145 million year-over-year.

NORWALK, Conn., July 31, 2025 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2025 second-quarter results.

"Completing the Lexmark acquisition marks an important milestone in the company’s Reinvention, creating a vertically integrated market leader with a broader, differentiated set of workflow and technology solutions for our clients and partners,” said Steve Bandrowczak, chief executive officer at Xerox. “Our second quarter reflects the improved resiliency of financial results afforded by Reinvention. Growth in IT and Digital Solutions helped deliver stable revenue, and a focus on costs preserved profitability amid a volatile operating landscape. In the second half of the year, we’re focused on executing Reinvention through the integration of Lexmark, laying the foundation for growth in revenue, adjusted operating income and free cash flow in 2026.”
Second-Quarter Key Financial Results

(in millions, except per share data)	Q2 2025	Q2 2024	B/(W) YOY	% Change B/(W) YOY
Revenue	$1,576	$1,578	$(2)	(0.1)% AC (1.1)% CC1
Gross Profit	$451	$520	$(69)	(13.3)%
Gross Margin	28.6%	33.0%	(440) bps
RD&E %	2.7%	3.2%	50 bps
SAG %	23.4%	24.9%	150 bps
Pre-Tax (Loss) Income[2]	$(60)	$25	$(85)	NM
Pre-Tax (Loss) Income Margin[2]	(3.8)%	1.6%	(540) bps
Gross Profit - Adjusted[1]	$461	$528	$(67)	(12.7)%
Gross Margin - Adjusted[1]	29.3%	33.5%	(420) bps
Operating Income - Adjusted[1]	$59	$85	$(26)	(30.6)%
Operating Income Margin - Adjusted[1]	3.7%	5.4%	(170) bps
GAAP Diluted (Loss) Earnings per Share[2]	$(0.87)	$0.11	$(0.98)	NM
Diluted (Loss) Earnings Per Share - Adjusted[1]	$(0.64)	$0.29	$(0.93)	NM

Second-Quarter Segment Results

(in millions)	Q2 2025	Q2 2024	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other[3]	$1,366	$1,494	$(128)	(8.6)%
IT Solutions[3]	213	84	129	153.6%
Intersegment Elimination[4]	(3)	—	(3)	NM
Total Revenue	$1,576	$1,578	$(2)	(0.1)%
Profit
Print and Other[3]	$65	$107	$(42)	(39.3)%
IT Solutions[3]	10	1	9	NM
Corporate Other[5]	(16)	(23)	7	(30.4)%
Total Profit	$59	$85	$(26)	(30.6)%
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(1)Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
(2)Second quarter 2025 pre-tax (loss) and margin and Diluted (Loss) per Share include $22 million ($17 million after-tax) of interest and financing-related charges, net, or $0.13 per share, related to recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes. Second quarter 2025 Diluted (Loss) per Share includes $28 million of tax expense, or $0.22 per share, related to interest expense that was not deductible according to tax guidelines in place as of June 30, 2025. Second quarter 2024 pre-tax income and margin, and Diluted Earnings per Share included $23 million ($17 million after-tax), or $0.14 per share, related to insurance proceeds from a legal settlement for the reimbursement of certain legal and other professional costs, associated with the terminated proposal to acquire HP Inc. in early 2020.
(3)First quarter 2025, the Company made a change to its reportable segments - Print and Other, and IT Solutions to align with a change in how the Chief Operating Decision Maker, our Chief Executive Officer, allocates resources and assesses performance against the Company’s key growth strategies. Prior to this change, the company had two reportable segments - Print and Other, and XFS. As a result of this change, prior period reportable segment results have been recast to reflect the Company’s current reportable segments. See Reportable Segments - 2024 Segment Review, and APPENDIX II - Reportable Segments.
(4)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(5)Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.

2025 Guidance
•Revenue: 16-17% growth in constant currency1
•Adjusted1 Operating Margin: around 4.5%
•Free cash flow1: around $250 million

Revised guidance includes Lexmark’s financial results beginning July 1 and reflects $30 to 35 million of expected tariff-related expenses, net of mitigation efforts, modest Lexmark-related synergies and a slightly more conservative Print equipment demand outlook amid ongoing tariff and government policy-related uncertainty. Free Cash Flow1 guidance includes $60 to $65 million of cash tariff expenses, net of mitigation efforts, and $50 to $75 million of one-time costs associated with the implementation of synergy savings. Tariff impacts included in guidance reflect tariff rates that are proposed to take effect August 1. We continue to expect most tariff expenses to be offset over time through pricing and other mitigation efforts.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted1 Gross Profit and Margin, which exclude the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance and rentals.
•Adjusted1 EPS, which excludes Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted1 operating income and margin, which exclude the EPS adjustments noted above as well as the remainder of Other expenses, net from pre-tax (loss) income and margin.
•Constant currency (CC)1 revenue change, which excludes the effects of currency translation.
•Free cash flow1, which is operating cash flow less capital expenditures.
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(1) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statement
This presentation and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “would”, “could”, “can”, “should”, “targeting”, “projecting”, “driving”, “future”, “plan”, “predict”, “may” and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. These statements reflect management’s current beliefs and assumptions and are subject to a number of other factors that may cause actual results to differ materially.
Such factors include but are not limited to: applicable market conditions; global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of capital, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that we may be subject to new or heightened regulatory or operation risks as a result of our, or third parties,’ use or anticipated use of artificial intelligence technologies; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; our ability to successfully integrate the Lexmark business and realize the anticipated benefits thereof, including expected synergies; and other factors that are set forth from time to time in the Company’s Securities and Exchange Commission filings, including the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation.

These forward-looking statements speak only as of the date hereof or of the date to which they refer, and the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events or developments, except as required by law.

Media Contact:
Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com

Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com

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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per-share data)	2025	2024	2025	2024
Revenues
Sales	$665	$611	$1,222	$1,134
Services, maintenance, rentals and other(1)	911	967	1,811	1,946
Total Revenues	1,576	1,578	3,033	3,080
Costs and Expenses
Cost of sales	480	387	862	727
Cost of services, maintenance, rentals and other(1)	645	671	1,294	1,390
Research, development and engineering expenses	43	50	85	99
Selling, administrative and general expenses	368	393	746	790
Restructuring and related costs, net	10	12	9	51
Amortization of intangible assets	10	10	20	20
Divestitures	—	(3)	(4)	51
Other expenses, net	80	33	148	77
Total Costs and Expenses	1,636	1,553	3,160	3,205
(Loss) Income before Income Taxes(2)	(60)	25	(127)	(125)
Income tax expense (benefit)	46	7	69	(30)
Net (Loss) Income	(106)	18	(196)	(95)
Less: Preferred stock dividends, net	(3)	(3)	(7)	(7)
Net (Loss) Income attributable to Common Shareholders	$(109)	$15	$(203)	$(102)

Basic (Loss) Earnings per Share	$(0.87)	$0.12	$(1.62)	$(0.83)
Diluted (Loss) Earnings per Share	$(0.87)	$0.11	$(1.62)	$(0.83)
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(1)Services, maintenance, rentals and other revenues include financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $32 million and $38 million for the second quarter 2025 and 2024, respectively. Cost of services, maintenance, rentals and other include the related cost of financing of $23 million and $29 million for the second quarter 2025 and 2024, respectively.
(2)Referred to as "Pre-tax (loss) income" throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2024	2025	2024
Net (Loss) Income	$(106)	$18	$(196)	$(95)

Other Comprehensive Income (Loss), Net
Translation adjustments, net	229	(20)	334	(52)
Unrealized losses, net	(4)	—	(6)	(1)
Changes in defined benefit plans, net	(56)	6	(77)	42
Other Comprehensive Income (Loss), Net	169	(14)	251	(11)

Comprehensive Income (Loss), Net	$63	$4	$55	$(106)

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$449	$576
Accounts receivable (net of allowance of $72 and $69, respectively)	862	796
Billed portion of finance receivables (net of allowance of $3 and $2, respectively)	46	48
Finance receivables, net	584	608
Inventories	871	695
Other current assets	731	212
Total current assets	3,543	2,935
Finance receivables due after one year (net of allowance of $52 and $55, respectively)	990	1,089
Equipment on operating leases, net	249	245
Land, buildings and equipment, net	187	251
Intangible assets, net	222	236
Goodwill, net	1,984	1,937
Deferred tax assets	551	615
Other long-term assets	1,148	1,057
Total Assets	$8,874	$8,365
Liabilities and Equity
Short-term debt and current portion of long-term debt	$458	$585
Accounts payable	1,080	1,023
Accrued compensation and benefits costs	182	227
Accrued expenses and other current liabilities	706	784
Total current liabilities	2,426	2,619
Long-term debt	3,484	2,814
Pension and other benefit liabilities	1,083	1,088
Post-retirement medical benefits	153	154
Other long-term liabilities	377	386
Total Liabilities	7,523	7,061

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	126	124
Additional paid-in capital	1,154	1,137
Retained earnings	3,290	3,514
Accumulated other comprehensive loss	(3,448)	(3,699)
Xerox Holdings shareholders’ equity	1,122	1,076
Noncontrolling interests	5	4
Total Equity	1,127	1,080
Total Liabilities and Equity	$8,874	$8,365

Shares of Common Stock Issued and Outstanding	125,806	124,435

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2024	2025	2024
Cash Flows from Operating Activities
Net (Loss) Income	$(106)	$18	$(196)	$(95)

Adjustments to reconcile Net (loss) income to Net cash (used in) provided by operating activities
Depreciation and amortization	57	59	117	118
Provisions	30	22	48	79
Net gain on sales of businesses and assets	(2)	(1)	(5)	(1)
Divestitures	—	(3)	(4)	51
Stock-based compensation	14	17	26	29
Restructuring and asset impairment charges	11	3	10	34
Payments for restructurings	(15)	(31)	(33)	(47)
Non-service retirement-related costs	19	26	37	49
Contributions to retirement plans	(33)	(27)	(67)	(58)
Increase in accounts receivable and billed portion of finance receivables	(32)	(13)	(44)	(32)
Increase in inventories	(23)	(15)	(160)	(148)
Increase in equipment on operating leases	(22)	(28)	(52)	(50)
Decrease in finance receivables	84	189	212	399
Decrease in other current and long-term assets	32	16	16	14
(Decrease) increase in accounts payable	(64)	(105)	25	(88)
Decrease in accrued compensation	(21)	(7)	(51)	(93)
Increase (decrease) in other current and long-term liabilities	8	25	(40)	(52)
Net change in income tax assets and liabilities	37	(20)	35	(64)
Net change in derivative assets and liabilities	(2)	—	(2)	6
Other operating, net	17	(2)	28	(7)
Net cash (used in) provided by operating activities	(11)	123	(100)	44
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(19)	(8)	(39)	(18)
Proceeds from sales of businesses and assets	3	15	30	19
Acquisitions, net of cash acquired	—	—	1	—
Other investing, net	(2)	(9)	(4)	(20)
Net cash used in investing activities	(18)	(2)	(12)	(19)
Cash Flows from Financing Activities
Net proceeds (payments) on debt	650	(300)	546	35
Purchases of capped calls	—	—	—	(23)
Dividends	(19)	(34)	(58)	(71)
Payments to acquire treasury stock, including fees	—	—	—	(3)
Other financing, net	(13)	(2)	(29)	(13)
Net cash provided by (used in) financing activities	618	(336)	459	(75)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	6	(6)	7	(16)
Increase (decrease) in cash, cash equivalents and restricted cash	595	(221)	354	(66)
Cash, cash equivalents and restricted cash at beginning of period	390	772	631	617
Cash, Cash Equivalents and Restricted Cash at End of Period	$985	$551	$985	$551

Second Quarter 2025 Overview
Second quarter results demonstrated an improved resilience in revenue and adjusted1 operating income afforded by our Reinvention. Actions taken to shift Xerox’s revenue mix toward businesses with higher underlying rates of growth and the implementation of a more flexible, simplified operating structure provided revenue stability and supported adjusted1 operating income amid a volatile operating landscape.
Equipment sales of $336 million in the second quarter 2025 declined 5.6% in actual currency, or 6.7% in constant currency1, as compared to the second quarter 2024. The decline primarily reflects lower installations, due in part to a period of soft demand in April and May amid peak tariff and trade-related uncertainty, and a 3.3-percentage point adverse impact from Reinvention-related actions. Total equipment installations decreased approximately 12.0% year-over-year, with declines concentrated in the high-end and entry level equipment categories.
Post-sale revenue of $1.2 billion increased 1.5% in actual currency, or 0.5% in constant currency1, as compared to second quarter 2024. Second quarter 2025 post-sale revenue included a 10.6-percentage point benefit from the recent acquisition of ITsavvy. Excluding ITsavvy, post-sale revenue declined 9.1% in actual currency. The organic decline was primarily due to lower managed print services2 revenue, and to a lesser extent, delays in supplies sales associated with recently implemented tariffs. Reinvention-related actions, including the intentional reductions in non-strategic revenue and the effects of geographic and offering simplification, contributed to the decline. Excluding these impacts, organic post-sale revenue declined mid single digits in constant currency.
Pre-tax loss of $60 million for the second quarter 2025 decreased by approximately $85 million as compared to pre-tax income of $25 million in the second quarter 2024. Pre-tax loss margin decreased 5.4% for the second quarter 2025 as compared to the second quarter 2024 and included a 0.7-percentage point benefit from the recent acquisition of ITsavvy. The decrease is primarily due to lower gross profit, which included the effects of product cost increases, incremental tariff-related costs and declines in financing and other fees associated with the intentional reduction of our finance receivable portfolio. Pre-tax loss was further affected by an increase in Other expenses, net, which reflected higher non-financing interest expense in the current year quarter related to recently completed borrowings in support of the Lexmark acquisition and the benefits of insurance proceeds related to a legal settlement in the second quarter 2024. These impacts were partially offset by lower Selling, administrative and general expenses, primarily reflecting productivity and cost savings related to the Company's Reinvention and lower incentive compensation and benefits costs.
Adjusted1 operating income of $59 million decreased by $26 million as compared to second quarter 2024, primarily due to lower gross profit, reflecting product cost increases, incremental tariff-related costs and declines in financing-related fees. These impacts were partially offset by productivity and cost savings related to the Company's Reinvention, including lower incentive compensation and benefits costs.
Xerox's 2025 guidance now includes six months of activity associated with the recent Lexmark acquisition, which was effective July 1, 2025. We expect Revenue to grow 16-17% in constant currency1, adjusted1 operating income margin of approximately 4.5%, and free cash flow1 of approximately $250 million in 2025. Adjusted1 operating income guidance reflects $30 million to $35 million of tariff-related expenses, net of mitigation efforts, and modest Lexmark-related synergies. Free Cash Flow1 guidance further reflects a higher level of cash tariff expenses and $50 million to $75 million of one-time costs associated with the implementation of synergy savings.
Lexmark Acquisition
On July 1, 2025, Xerox Corporation completed its previously announced acquisition of all of the issued and outstanding equity securities of Lexmark International II, LLC (Lexmark) from Ninestar Group Company Limited (the Seller), for approximately $1.5 billion, which is inclusive of net debt and other assumed liabilities. Total consideration transferred included cash of approximately $860 million, as well as the assumption of Lexmark's debt of $327 million.
We continue to expect over $1/share of accretion associated with the Lexmark transaction, despite a slightly higher than expected cost of funding. Based on U.S. tariffs currently proposed, we expect no material impact from tariffs on Lexmark’s results. Lexmark has a large manufacturing facility in Juarez, Mexico that can support all expected imports of branded product into the U.S. market on a USMCA compliant basis.
Reportable Segment Change
Beginning in the first quarter of 2025, the Company made a change to its reportable segments - Print and Other, and IT Solutions to align with a change in how the Chief Operating Decision Maker, our Chief Executive Officer, allocates resources and assesses performance against the Company’s key growth strategies. Prior to this change, the company had two reportable segments - Print and Other, and XFS. As a result of this change, prior period reportable segment results have been conformed to reflect the Company’s current reportable segments. See Reportable Segments - 2024 Segment Review, and APPENDIX II - Reportable Segments.
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(1)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)Previously known as contractual print services, and includes revenues from service, maintenance and rentals. IT solutions and digital services are not included in managed print services.

Financial Review
Revenues

	Three Months Ended June 30,				% of Total Revenue
(in millions)	2025	2024	% Change	CC % Change	2025	2024
Equipment sales	$336	$356	(5.6)%	(6.7)%	21%	23%
Post sale revenue	1,240	1,222	1.5%	0.5%	79%	77%
Total Revenue	$1,576	$1,578	(0.1)%	(1.1)%	100%	100%

Reconciliation to Condensed Consolidated Statements of (Loss) Income:
Sales	$665	$611	8.8%	8.5%
Less: IT Products(1)	(153)	(56)	173.2%	173.2%
Less: Supplies, paper and other sales	(176)	(199)	(11.6)%	(10.7)%
Equipment Sales	$336	$356	(5.6)%	(6.7)%

Services, maintenance, rentals and other(2),(3)	$911	$967	(5.8)%	(7.2)%
Add: IT Products(1)	153	56	173.2%	173.2%
Add: Supplies, paper and other sales	176	199	(11.6)%	(10.7)%
Post Sale Revenue	$1,240	$1,222	1.5%	0.5%

Segments
Print and Other(2)	$1,366	$1,494	(8.6)%	(9.7)%	87%	95%
IT Solutions	213	84	153.6%	152.4%	13%	5%
Intersegment elimination (4)	(3)	—	NM	NM	—%	—%
Total Revenue(5)	$1,576	$1,578	(0.1)%	(1.1)%	100%	100%
`
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CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)IT Products reflect IT hardware, software solutions and services, provided by the IT Solutions segment. Refer to Reportable Segments - IT Solutions for further information.
(2)Services, maintenance, rentals and other revenue include financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $32 million and $38 million for the second quarter 2025 and 2024, respectively.
(3)Services, maintenance, rentals and other revenue include IT services support of $57 million and $28 million for the second quarter 2025 and 2024, respectively, provided by our IT Solutions segment.
(4)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(5)Refer to Appendix II, Reportable Segments, for definitions.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended June 30,
(in millions)	2025	2024	B/(W)
Gross Profit	$451	$520	$(69)
RD&E	43	50	7
SAG	368	393	25

Equipment Gross Margin	24.0%	34.5%	(10.5)	pts.
Post sale Gross Margin	29.9%	32.5%	(2.6)	pts.
Total Gross Margin	28.6%	33.0%	(4.4)	pts.
RD&E as a % of Revenue	2.7%	3.2%	0.5	pts.
SAG as a % of Revenue	23.4%	24.9%	1.5	pts.

Pre-tax (Loss) Income	$(60)	$25	$(85)
Pre-tax (Loss) Income Margin	(3.8)%	1.6%	(5.4)	pts.

Adjusted(1) Operating Income	$59	$85	$(26)
Adjusted(1) Operating Income Margin	3.7%	5.4%	(1.7)	pts.
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(1) Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2025	2024
Non-financing interest expense	$55	$31
Interest income	(6)	(4)
Non-service retirement-related costs	19	26
Currency losses, net	1	2
Commitment fee expense	4	—
Transaction and related costs, net	—	(23)
Loss on early extinguishment of debt	4	—
All other expenses, net	3	1
Other expenses, net	$80	$33

Reportable Segments
Our business is organized to ensure we focus on efficiently managing operations while serving our customers and the markets in which we operate. We have two operating and reportable segments – Print and Other and IT Solutions.
Segment Review

	Three Months Ended June 30,
(in millions)	Print and Other	IT Solutions	Total Segment	Intersegment Elimination(1)	Corporate Other(2)	Total
2025
Revenues	$1,366	$213	$1,579	$(3)	$—	$1,576
% of Total Revenue	87%	13%	100%
Segment Profit	$65	$10	$75	—	$(16)	$59
Segment Margin(3)	4.8%	4.8%				3.7%

2024
Revenues	$1,494	$84	$1,578	$—	$—	$1,578
% of Total Revenue	95%	5%	100%
Segment Profit	$107	$1	$108	—	$(23)	$85
Segment Margin(3)	7.2%	1.2%				5.4%

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(1)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(2)Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.
(3)Segment margin is based on total revenue. IT Solutions segment margin is net of Intersegment Elimination.

Print and Other
The Print and Other segment includes the design, development and sale of document management systems, supplies and services, as well as financing and technology-related offerings, digital and print-related software products and services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes Xerox Financial Services, a global financing solutions provider, primarily enabling the sale of our equipment and services (previously reported XFS segment), which includes commissions and other payments for the exclusive right to provide lease financing for Xerox products.
Revenue

	Three Months Ended June 30,
(in millions)	2025	2024	% Change
Equipment sales	$336	$356	(5.6)%
Post sale revenue (1)	1,030	1,138	(9.5)%
Total Print and Other Revenue	$1,366	$1,494	(8.6)%
_____________
(1)Post sale revenue includes financing revenue generated from direct and indirectly financed Xerox equipment sale transactions of $32 million and $38 million for the second quarter 2025 and 2024, respectively.

Detail by product group is shown below.

	Three Months Ended June 30,				% of Equipment Sales
(in millions)	2025	2024	% Change	CC % Change	2025	2024
Entry	$51	$56	(8.9)%	(9.8)%	15%	16%
Mid-range	235	235	—%	(0.9)%	70%	66%
High-end	44	60	(26.7)%	(26.0)%	13%	17%
Other	6	5	20.0%	20.0%	2%	1%
Equipment Sales (1)	$336	$356	(5.6)%	(6.7)%	100%	100%
_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments, for definitions.

IT Solutions
The IT Solutions segment provides clients with global infrastructure technology solutions, with a focus on delivering business outcomes through a frictionless sales and service delivery experience. IT Solutions’ offerings include the provision of hardware, software and associated services as well as product lifecycle, deployment and network monitoring services, and managed services. It is comprised of our recent acquisition of ITsavvy, as well as our Canadian IT Services provider Powerland, and our legacy XBS IT solutions.

Revenue

	Three Months Ended June 30,
(in millions)	2025	2024	% Change
IT Products(1)	$153	$56	173.2%
IT Services(2)	57	28	103.6%
Intersegment revenue (3)	3	—	NM
Total IT Solutions	$213	$84	153.6%
__________
(1)IT Products reflect the sale of IT hardware and software solutions. Hardware product sales include the sale of notebooks, network communications and other endpoint devices, desktop computers and other IT hardware. Software product sales include deployments of cloud and security solutions, endpoint security application suites, operating systems, other applications and network management solutions.
(2)IT Services reflect revenue associated with the implementation of IT solutions, including product lifecycle, deployment and network monitoring services, and managed services.
(3)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.

2024 Segment Review

The following are our 2024 segment results, recast for comparison purposes, to reflect the changes made to segment reporting in 2025:

(in millions)	Print and Other	IT Solutions	Total Segment	Intersegment Elimination(1)	Corporate Other(2)	Total
Q1 2024
Revenues	$1,428	$74	$1,502	$—	$—	$1,502
Segment Profit	58	(1)	57	—	(24)	33
Segment Margin(3)	4.1%	(1.4)%				2.2%

Q2 2024
Revenues	$1,494	$84	$1,578	$—	$—	$1,578
Segment Profit	107	1	108	—	(23)	85
Segment Margin(3)	7.2%	1.2%				5.4%

Q3 2024
Revenues	$1,442	$86	$1,528	$—	$—	$1,528
Segment Profit	103	$—	103	—	(23)	80
Segment Margin(3)	7.1%	—%				5.2%

Q4 2024
Revenues	$1,500	$114	$1,614	$(1)	$—	$1,613
Segment Profit	128	$—	128	—	(24)	104
Segment Margin(3)	8.5%	—%				6.4%

2024
Revenues	$5,864	$358	$6,222	$(1)	$—	$6,221
Segment Profit	396	$—	396	—	(94)	302
Segment Margin(3)	6.8%	—%				4.9%
_____________
(1)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(2)Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.
(3)Segment margin is based on total revenue.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “would”, “could”, “can”, “should”, “targeting”, “projecting”, “driving”, “future”, “plan”, “predict”, “may” and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. These statements reflect management’s current beliefs and assumptions and are subject to a number of other factors that may cause actual results to differ materially.

Such factors include but are not limited to: applicable market conditions; global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of capital, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that we may be subject to new or heightened regulatory or operation risks as a result of our, or third parties,’ use or anticipated use of artificial intelligence technologies; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; our ability to successfully integrate the Lexmark business and realize the anticipated benefits thereof, including expected synergies; and other factors that are set forth from time to time in the Company’s Securities and Exchange Commission filings, including the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation.

These forward-looking statements speak only as of the date hereof or of the date to which they refer, and the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the second quarter 2025 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net Income and Earnings per share (Adjusted EPS)
•Adjusted Effective Tax Rate
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain major or significant strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and similar types of professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we exclude these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
Discrete, unusual or infrequent items: We exclude these item(s), when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends.
•Inventory-related impact - exit of certain Production Print manufacturing operations
•Divestitures
•Reinvention-related costs
•Commitment fee expense
•Loss on early extinguishment of debt
•Lexmark acquisition financing - escrow interest, net
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax (loss) income and margin amounts. In addition to the costs and expenses noted above as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Adjusted Gross Profit and Margin
We calculate non-GAAP gross Profit and Margin by excluding the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance, rentals and other.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions and pay dividends.

Adjusted Net (Loss) Income and EPS reconciliation

	Three Months Ended June 30,
	2025		2024
(in millions, except per share amounts)	Net (Loss)	Diluted EPS	Net Income	Diluted EPS
Reported(1)	$(106)	$(0.87)	$18	$0.11
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations(2)	10		8
Restructuring and related costs, net	10		12
Amortization of intangible assets	10		10
Divestitures	—		(3)
Non-service retirement-related costs	19		26
Reinvention-related costs	3		—
Transaction and related costs, net	6		(23)
Commitment fee expense(3)	4		—
Loss on early extinguishment of debt	4		—
Lexmark acquisition financing - escrow interest, net(4)	12		—
Income tax on adjustments(5)	(49)		(7)
Adjusted	$(77)	$(0.64)	$41	$0.29

Dividends on preferred stock used in adjusted EPS calculation(6)		$3		$3
Weighted average shares for adjusted EPS(6)		126		126
Fully diluted shares at end of period(7)		126
_____________
(1)Net (Loss) Income and EPS. Second quarter 2025 Net (Loss) and Diluted (Loss) per Share include $22 million ($17 million after-tax) of interest and financing-related charges, net, or $0.13 per share, related to recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes, and $28 million of tax expense, or $0.22 per share, related to interest expense that was not deductible according to tax guidelines in place as of June 30, 2025. Second quarter 2024 Net Income and Diluted Earnings per Share included $23 million ($17 million after-tax), or $0.14 per share, related to insurance proceeds from a legal settlement for the reimbursement of certain legal and other professional costs, associated with the terminated proposal to acquire HP Inc. in early 2020.
(2)Reflects inventory-related charges of approximately $9 million and $6 million and the cancellation of related purchase contracts of $1 and $2 million, as a result of the exit of certain production print manufacturing operations during the second quarter 2025 and 2024, respectively.
(3)Primarily reflects fees related to recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes, which include: the private offering of $400 million in aggregate principal amount of 10.250% Senior Secured First Lien Notes due 2030 and $500 million aggregate principal amount of 13.500% Senior Secured Second Lien Notes Due in 2031; the private offering of $250 million aggregate principal amount of 13.00% Senior Notes due 2030; and an incremental term loan borrowing of $327 million under the First Lien Term Loan Credit Agreement.
(4)Reflects net interest expense on net proceeds received from debt issuances which were placed in escrow to fund the Lexmark Acquisition.
(5)Refer to Adjusted Effective Tax Rate reconciliation.
(6)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(7)Reflects common shares outstanding at June 30, 2025, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the second quarter 2025. Excludes potentially dilutive common shares associated with our Series A convertible preferred stock, as well shares granted under stock-based compensation programs, all of which were anti-dilutive for the second quarter 2025.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended June 30,
	2025			2024
(in millions)	Pre-Tax (Loss) Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$(60)	$46	(76.7)%	$25	$7	28.0%
Non-GAAP adjustments(2)	78	49		30	7
Adjusted(3)	$18	$95	527.8%	$55	$14	25.5%
_____________
(1)Pre-tax (loss) income and income tax expense.
(2)Refer to Adjusted Net (Loss) Income and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax (Loss) Income is calculated under the same accounting principles applied to the Reported Pre-Tax (Loss) Income under ASC 740, which employs an annual effective tax rate method to the results.

Adjusted Operating Income and Margin reconciliation

	Three Months Ended June 30,
	2025			2024
(in millions)	(Loss) Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$(106)	$1,576		$18	$1,578
Income tax expense	46			7
Pre-tax (loss) income	$(60)	$1,576	(3.8)%	$25	$1,578	1.6%
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations(2)	10			8
Reinvention-related costs	3			—
Restructuring and related costs, net	10			12
Amortization of intangible assets	10			10
Divestitures	—			(3)
Transaction and related costs, net	6			—
Other expenses, net (3),(4)	80			33
Adjusted	$59	$1,576	3.7%	$85	$1,578	5.4%
_____________
(1)Net (Loss) Income.
(2)Reflects inventory-related charges of approximately $9 million and $6 million and the cancellation of related purchase contracts of $1 and $2 million, as a result of the exit of certain production print manufacturing operations during the second quarter 2025 and 2024, respectively.
(3)Includes non-service retirement-related costs.
(4)Second quarter 2025 includes $22 million of interest and financing-related charges, net, related to recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes . Second quarter 2024 includes $23 million related to insurance proceeds from a legal settlement for the reimbursement of certain legal and other professional costs, associated with the terminated proposal to acquire HP Inc. in early 2020.
Adjusted Gross Profit and Margin

	Three Months Ended June 30,
(in millions)	2025		2024
Revenue(1)	$1,576		$1,578
Cost of revenue (1)	(1,125)		(1,058)
Gross Profit and Margin	451	28.6%	520	33.0%
Adjustment
Inventory impact related to the exit of certain Production Print manufacturing operations	10		8
Adjusted Gross Profit and Margin	$461	29.3%	$528	33.5%
_____________
(1)Total Revenues and cost of revenues

Free Cash Flow reconciliation

	Three Months Ended June 30,
(in millions)	2025	2024
Reported(1)	$(11)	$123
Capital expenditures	(19)	(8)
Free Cash Flow	$(30)	$115
_____________
(1)Net cash (used in) provided by operating activities.

GUIDANCE
Adjusted Operating Income and Margin

	FY 2025
(in millions)	Profit	Revenue (CC)(2,3)	Margin
Estimated(1)	~ $(197)	~ $7,300	~ (2.7)%
Adjustments:
Restructuring and related costs, net	50
Amortization of intangible assets	50
Other expenses, net(4)	427
Adjusted (5)	~ $330	~ $7,300	~ 4.5%
_____________
(1)Pre-tax (loss) and Revenue
(2)Full-year revenue growth is estimated at 16-17% in constant currency. Revenue of $7.3 billion reflects the high end of the guidance range.
(3)See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(4)Other expenses, net includes approximately $240 million of non-financing interest expense, net. The approximate $120 million increase as compared to full-year 2024 reflects recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings, and general corporate purposes. Also included in Other expenses, net is approximately $40 million related to other Reinvention-related investments.
(5)Adjusted pre-tax income reflects the adjusted operating income margin guidance of ~ 4.5%.

Free Cash Flow

(in millions)	FY 2025
Operating Cash Flow (1)	~$345
Capital expenditures	(95)
Free Cash Flow	~$250
_____________
(1)Net cash provided by operating activities.

APPENDIX I
Xerox Holdings Corporation
(Loss) Earnings per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Basic (Loss) Earnings per Share:
Net (Loss) Income	$(106)	$18	$(196)	$(95)
Accrued dividends on preferred stock	(3)	(3)	(7)	(7)
Adjusted net (loss) income available to common shareholders	$(109)	$15	$(203)	$(102)
Weighted average common shares outstanding	125,791	124,230	125,452	124,062

Basic (Loss) Earnings per Share	$(0.87)	$0.12	$(1.62)	$(0.83)

Diluted (Loss) Earnings per Share:
Net (Loss) Income	$(106)	$18	$(196)	$(95)
Accrued dividends on preferred stock	(3)	(3)	(7)	(7)
Adjusted net (loss) income available to common shareholders	$(109)	$15	$(203)	$(102)
Weighted average common shares outstanding	125,791	124,230	125,452	124,062
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	—	1,325	—	—
Convertible preferred stock	—	—	—	—
Adjusted weighted average common shares outstanding	125,791	125,555	125,452	124,062

Diluted (Loss) Earnings per Share	$(0.87)	$0.11	$(1.62)	$(0.83)

The following securities were not included in the computation of diluted (loss) earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:

Stock options	132	174	132	174
Restricted stock and performance shares	18,522	6,703	18,522	8,028
Convertible preferred stock	6,742	6,742	6,742	6,742
Convertible notes	19,196	19,196	19,196	19,196
Total Anti-Dilutive Securities	44,592	32,815	44,592	34,140

Dividends per Common Share	$0.025	$0.25	$0.150	$0.50

APPENDIX II
Xerox Holdings Corporation
Reportable Segments
Our reportable segments are aligned with how we manage the business and view the markets we serve. During the first quarter of 2025, the Company updated its determination of reportable segments to align with a change in how the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), allocates resources and assesses performance against the Company’s key growth strategies. As such, it was determined that there are two reportable segments - Print and Other, and IT Solutions. Prior to this change, the company had determined that there were two reportable segments - Print and Other, and Xerox Financial Solutions (XFS). As a result of this change, prior period reportable segment results have been recast to reflect the Company’s current reportable segments. Refer to Reportable Segments - Segment Review, for additional information related to these two segments.
During 2024, the Company acquired ITSavvy Acquisition Company, Inc. (ITSavvy), a technology infrastructure solutions provider. As a result of this acquisition, during the first quarter of 2025, we reassessed our operating and reportable segments and determined that, based on the information provided to our CODM, as well as the CEO's management and assessment of the Company's operations, we had two operating and reportable segments - Print and Other, and IT Solutions. We also determined that there were no other businesses that met the requirements to be considered separate operating segments, including our former operating/reporting segment, XFS, whose results are now included in the Print and Other operating/reporting segment.
Our Print and Other segment includes the design, development and sale of document management systems, supplies and services, as well as financing and technology-related offerings, digital and print-related software products and services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes Xerox Financial Services, a global financing solutions provider, primarily enabling the sale of our equipment and services (previously reported XFS segment), which includes commissions and other payments for the exclusive right to provide lease financing for Xerox products.The product groupings range from:
•“Entry”, which include A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and low volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers.
Our IT Solutions segment provides clients with global infrastructure technology solutions, with a focus on delivering business outcomes through a frictionless sales and service delivery experience. IT Solutions’ offerings include the provision of hardware, software and associated services as well as product lifecycle, deployment and network monitoring services, and other managed IT services. It is comprised of our recent acquisition of ITsavvy, as well as our Canadian IT Services provider Powerland, and our legacy XBS IT solutions.